Exhibit 10.11

EARLYBIRDCAPITAL, INC.

366 MADISON AVENUE, 8TH FLOOR

NEW YORK, NEW YORK 10017

November 16, 2017

Bison Capital Acquisition Corp.

Attention: James Tong

Dear James:

The purpose of this letter is to confirm the engagement of EarlyBirdCapital, Inc. (sometimes referred to as “we” or “Finder”) by Bison Capital Acquisition Corp. (sometimes referred to as “you” or “Company”) to introduce potential targets (“Targets”) to the Company on a nonexclusive basis in connection with consummating a merger, capital stock exchange, asset acquisition or other similar business combination (a “Transaction”), all as described in the Company’s final prospectus dated June 19, 2017 (the “Prospectus”), with one or more businesses or entities listed on Exhibit A hereto (each a “Target”). Exhibit A may be updated from time to time by mutual agreement of the parties hereto, as evidenced by their initials next to each of the potential Targets listed on Exhibit A.

Section 1. Services. Finder will:

(a)        advise and assist the Company in identifying potential Target(s) and will, on behalf of the Company, contact potential Targets as the Company may designate from among those identified by Finder or as identified by the Company; and

(b)        assist the Company in the course of its negotiation of a Transaction with a potential Target and will participate directly in such negotiations only if requested to do so by the Company.

It is understood that the Company will be under no obligation to enter into a Transaction and the Company will be within its rights to decline any offer made in connection with a Transaction at anytime.

In connection with our activities on the Company’s behalf, the Company will furnish us and any potential Target or Targets with all information about the Company (the “Information”) which we may reasonably request, and the Company will provide Finder and any potential Target(s) approved by the Company reasonable access to the Company’s officers, directors, accountants and counsel; provided however, that prior to the delivery of any confidential Company information, you may require that a potential Target shall have signed and delivered a confidentiality agreement acceptable to the Company. The Company represents and warrants that, to the best of its knowledge, the information it provides about the Company will be true, accurate and complete and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company acknowledges and agrees that, in rendering our services hereunder, we will be using and relying on the Company information (and information available from public sources and other sources which we deem to be reliable) without any independent verification thereof and without independent appraisal of any of the Company’s assets. We do not assume responsibility for the accuracy or the completeness of the Company information provided to us or a potential Target or any other information regarding the Company that we obtain for use in connection with this engagement.

It is understood and acknowledged by the Company that the value of the services to be rendered by Finder under this agreement is not susceptible of quantification. In addition, although Finder will render the services contemplated by this agreement, Finder will not be obligated to spend any specific amount of time in so doing. Because Finder has access to staff persons and others with specialized skills, the services to be provided hereunder may be rendered by any one of that staff and consultants as Finder determines in its sole discretion; provided, however, that in such event, Finder will advise such staff and/or consultants of the obligations of confidentiality of the Finder set forth in the Confidentiality Agreement (defined below),have such staff and/or consultants agree to be bound by such obligations and be responsible for any breach of such obligations by such persons. Finder is an independent investment banking firm, and except as otherwise provided herein, it may render services of the same or similar nature to any other person, for entities in the same or similar business lines as the Company.

Section 2. Fees. The Company shall pay to Finder for its services hereunder, upon the closing (or closings) of a Transaction with a Target and as otherwise provided in this agreement, a cash fee equal to one percent (1.0%) of the Total Consideration (as the term “Total Consideration” is defined below) deducting any finder fee, advisor fee or any other type of service fee or compensation that Target has paid or has agreed to pay to Finder in connection with such Transaction.

For the purposes of this agreement, “Total Consideration” shall mean the total value of all cash, securities, or other property paid or transferred at the closing (or closings) of a Transaction by or to the Company, the Target and/or their respective shareholders or to be paid or transferred in the future to such parties with respect to such Transaction (other than payments of interest or dividends), including, without limitation, any value paid in respect of (i) the assets of the Company or Target, (ii) the capital stock of the Company or Target (and any securities convertible into options, warrants or other rights to acquire such capital stock), and (iii) the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the Company or Target or repayment of indebtedness, including, without limitation, indebtedness secured by the assets of the Company or Target, capital leases or preferred stock obligations.

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If Total Consideration paid or transferred in the Transaction includes non-cash consideration consisting of common stock, options, warrants or rights for which a public trading market existed prior to consummation of the Transaction, then the value of such securities shall be determined by the closing or last sales price thereof on the date of the consummation of the Transaction; provided, however, that if such non-cash consideration consists of newly-issued, publicly traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Transaction, then the value thereof shall be the average of the closing prices for the 20 trading days subsequent to the fifth trading day after the consummation of the Transaction. In such event, the fee payable to us pursuant to this Section 2 shall be paid on the 30th trading day subsequent to consummation of the Transaction. If all or a portion of the Total Consideration paid or transferred in the Transaction is other than cash and securities for which there is a public trading market, then the value of such other consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Company and Finder. Any amounts payable or transferable to the Company or Target, or any affiliate of the Company or Target or any shareholder of the Company or Target in connection with a non-competition agreement or any employment, consulting, licensing, supply, transfer, assignment, forbearance or other agreement (whether by separate agreement or in the Transactions documents), to the extent that such amounts payable are greater than what would customarily be paid on an arms-length basis, shall be deemed to be part of the consideration paid in the Transaction. If all or a portion of the Total Consideration payable or transferable in connection with a Transaction includes future payments, whether or not in escrow, then the Company shall pay us any additional cash fee, determined in accordance with this Section 2, when, and if such payments are paid.

Section 3. Expenses. In addition to the compensation described in Section 2 above, the Company agrees to promptly reimburse Finder, upon request, for all out-of-pocket expenses incurred (including, without limitation, all travel and lodging expenses, and reasonable fees and disbursements of any counsel, consultants and advisors retained by us with the Company’s consent) in connection with our services pursuant to this agreement; provided, however, that unless otherwise consented to in writing by the Company in advance such expenses shall not exceed $10,000 in the aggregate through the termination of the Agreement.

Section 4. Indemnity. Because we will be acting on the Company’s behalf, it is our practice to receive indemnification. A copy of our standard indemnification provisions (the “Indemnification Provisions”) is attached to this agreement and is incorporated herein and made a part hereof. Finder will indemnify the Company for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements relating to Finder’s bad faith, gross negligence or willful misconduct in performing services for the Company hereunder

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Section 5. Termination of Engagement. Finder’s engagement hereunder may be terminated by either the Company or Finder at any time, with or without cause, upon written advice to that effect to the other party; provided, however, that notwithstanding any such termination, Finder will be entitled to its full fee under Section 2 hereof in the event that at any time prior to the expiration of 24 months after such termination, a Transaction is consummated with a Target. The termination of this agreement will not terminate the provisions of Sections 3 through 9 hereof.

Section 6. Intentionally Omitted.

Section 7. Trust Account. Finder represents that it has read the Prospectus and understands that the Company has established the trust account described in the Prospectus for the benefit of the Company’s public stockholders and the underwriters, and that, except for certain exceptions described in the Prospectus, the Company may disburse monies from the trust account only: (i) to the public stockholders in the event of the conversion of their shares or the liquidation of the Company; or (ii) to the Company and the underwriters after consummation of a Transaction, as described in the Prospectus. Finder hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (a “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the trust account for any reason whatsoever

Section 8. Public Announcements. Finder may, at its option and expense, upon prior consent of the Company and after public announcement of the Transaction, place announcements and advertisements or otherwise publicize the Transaction and Finder’s role in it, which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website on Finder’s website, and in such financial and other newspapers and journals as it may choose, stating that Finder has acted as financial advisor to the Company in connection with the Transaction. Further, if requested by Finder, the Company will include a mutually acceptable reference to Finder in any press release or other public announcement made by the Company regarding the matters described in this agreement.

Section 9. Successors and Assigns. The benefits of this agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

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Section 10. Miscellaneous.

(a)        The validity and interpretation of this agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. Any dispute that arises under this agreement initially will be mediated by a mutually acceptable mediator to be chosen by Finder and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through mediation within two months of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Association. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury. The parties hereto agree that for any judicial proceeding arising out of this agreement, the exclusive jurisdiction and venue will be any court of the State of New York located in the City and County of New York, or the United States District Court for the Southern District of New York, and the parties agree to accept service by mail sent to the address of the parties as set forth in this agreement or as notified by written correspondence and made a part hereof. Finder agrees, and the Company herby agrees on its own behalf and to the extent permitted by applicable law on behalf of its security holders, to waive any right to trial by jury with respect to any claim, counter-claim or action arising out of this agreement.

(b)        The Company expressly acknowledges that all opinions and advice (written or oral) given by Finder to the Company in connection with Finder’s engagement are intended solely for the benefit and use of the Company. Such opinions and advice may not be disclosed to any person or entity other than the directors and executive officers of the Company, without the prior written permission of the Finder.

(c)        The Company is a sophisticated business enterprise that has retained Finder for the limited purposes set forth in this agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the agreement, and each party agrees that there is no fiduciary relationship between them.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Finder two copies of this agreement.

Very truly yours,

EARLYBIRDCAPITAL, INC.

By:	/s/ Michael Powell
Name:	Michael Powell
Title:	Managing Director

ACCEPTED AND AGREED AS OF

THE DATE FIRST ABOVE WRITTEN:

Bison Capital Acquisition Corp.

By:	/s/ James Jiayuan Tong
Name:	James Jiayuan Tong
Title:	Chief Executive Officer

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INDEMNIFICATION PROVISIONS

Bison Capital Acquisition Corp. (the “Company”) agrees to indemnify and hold harmless EarlyBirdCapital, Inc. (“Finder”) and its affiliates against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Finder is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Finder’s performance of services for the Company, including, without limitation, any act or omission by Finder in connection with its acceptance of or the performance of its obligations under the agreement dated October 18, 2017 between the Company and Finder to which these indemnification provisions are attached and form a part (the “Agreement”); provided, however, that the Company shall not be obligated to indemnify, defend or hold harmless Finder for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements suffered by or paid by Finder as a result of acts or omissions of Finder which have been made or not made in bad faith or which constitute willful misconduct or gross negligence.

The indemnification provisions shall be in addition to any liability which the Company may otherwise have to Finder or the persons indemnified below in this sentence and shall extend to the following: Finder, its affiliated entities, members, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to Finder in these indemnification provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which Finder proposes to demand indemnification, it shall notify the Company within 30 days from the time Finder has any knowledge of such action, suit, proceeding or investigation. Finder shall have the right to retain counsel which will be reasonably acceptable to the Company to represent it (provided, however, that Finder shall hire only one law firm and to the extent necessary, local counsel) and the Company shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Finder only if made with the Company’s written consent. The Company shall not, without the prior written consent of Finder, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Finder of an unconditional release from all liability in respect of such claim. If the Company makes any indemnity payment hereunder this Agreement and thereafter a determination is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that the Company did not owe indemnity under this Agreement, Finder shall immediately repay all amounts paid pursuant to the indemnity provisions of this Agreement.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Finder, on the other hand, shall contribute to the losses involved in such proportion as is appropriate to reflect (i) the relative benefits received by the Company, on the one hand, and Finder, on the other hand, (ii) the relative fault of the Company, on the one hand, and Finder, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, and (iii) the relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. Notwithstanding the foregoing, Finder shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Finder pursuant to the Agreement.

Neither termination nor completion of the engagement of Finder referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.

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Exhibit A

Name of Potential Target	Initials of Company	Initials of Finder